UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 28, 2005

HYTEK MICROSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	0-11880	94-2234140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Hot Springs Road

Carson City, NV 89706

(Address of principal executive offices, including zip code)

(775) 883-0820

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of Material Definitive Agreement.

On January 24, 2005, Hytek Microsystems, Inc. (“Hytek”) received notice (the “Notice”) by e-mail from Medtronic A/S (“Medtronic”) that Medtronic would place no further purchase orders under that certain Supply Agreement dated August 1, 2003 between Hytek, as supplier, and Medtronic, as purchaser (the “Agreement”) relating to a specified product (the “Product”). Concurrently, Medtronic reduced its required 12-month forecast for the Product to be supplied by Hytek under the Agreement to (i) existing purchase orders scheduled for delivery within the three months ending March 31, 2005 (although a grace period for the actual shipment of Products was given through April 15, 2005), (ii) material purchases previously committed to Hytek for the period from April 1, 2005 through June 30, 2005, and (iii) zero units for delivery from July 1, 2005 through December 31, 2005. Medtronic’s Notice made it clear that Medtronic did not intend to place any additional orders with Hytek for the Product. Accordingly, on January 28, 2005, Hytek sent six-months’ notice of termination of the Agreement to Medtronic (through non-renewal), which termination shall be effective August 1, 2005.

During fiscal years 2003 and 2004, sales to Medtronic accounted for 13% and 21%, respectively, of Hytek’s revenues. Hytek has been a supplier of the Product to Medtronic since 2002.

The Agreement provides for Hytek to use its best efforts to manufacture Medtronic’s requirements of the Product. However, pursuant to the terms of the Agreement, Medtronic reserves the right to also use an alternative source of supply for the Product. The Agreement sets a maximum unit price for Products sold to Medtronic and obligates Hytek, through cost reduction efforts, to reduce the price of the Product over time.

Medtronic is required under the Agreement to provide a 12-month forecast of its requirements for the Product from Hytek. The first three months of any such forecast are binding; the fourth through sixth months of any such forecast are binding only to the extent that Hytek has procured materials in anticipation of manufacturing Medtronic’s forecasted amount of Product during that period; the seventh through twelfth months of any such forecast are non-binding.

During the term of the Agreement and for one year thereafter, Hytek cannot manufacture the Product or any substantially similar product for any third party. This obligation will therefore terminate on August 1, 2006.

As disclosed in Hytek’s Quarterly Reports on Form 10-QSB for the second and third quarters of fiscal 2004, Medtronic previously indicated its intent to develop a second source for the Product. Medtronic has recently indicated to Hytek that it intends to develop an internal source of supply for the Product based upon its own business considerations. Medtronic confirmed to Hytek that its discontinuation of purchases of the Product from Hytek was not based upon any dissatisfaction with the quality of Products manufactured by Hytek for Medtronic. Due to the fact Hytek has been successful in booking new business from other customers, Hytek believes this event will not have a material adverse effect on results of operations for fiscal 2005.

Safe Harbor for Forward-Looking Statements

This Report contains a forward-looking statement concerning the effect of this event on the results of operations in 2005. This forward-looking statement is based on the opinions and estimates of management at the time the statement is made and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statement. Factors that could cause Hytek’s actual results to differ materially from those set forth in the forward-looking statement include, but are not limited to: the inability of Hytek to continue to book new orders, decrease in demand for Hytek’s other products, manufacturing problems and cancellation of orders or re-scheduling of deliveries by other customers. For additional information, readers are referred to the documents filed by Hytek with the SEC, including the risk factors set forth in Hytek’s Annual Report on Form 10-KSB for fiscal 2003 and the Quarterly Reports on Form 10-QSB for the first, second and third quarters of fiscal 2004.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYTEK MICROSYSTEMS, INC.

Date: January 31, 2005	By:	/s/ Philip S. Bushnell
Philip S. Bushnell Chief Financial Officer

3